EXHIBIT 10.103

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE

SECURITIES EXCHANGE COMMISSION.

DEED OF LEASE

BY AND BETWEEN

EDEN VENTURES LLC

AND

EQUINIX, INC.

BUILDING 1, ASHBURN BUSINESS PARK

i

EXHIBITS

A	Description of Land

A-1	Floor Plan of Premises

A-2	Plan Showing Connector Work

A-3	Fiber Conduits

A-4	Power Conduits

A-5	List of Equipment

A-6	Reserved Parking

B	Declaration Affirming The Lease Commencement Date

C	Landlord’s Work

D	Form Letter of Credit

ii

DEED OF LEASE

THIS DEED OF LEASE (the “Lease”) is made as of the 21 day of April, 2004 (the “Effective Date”), by and between EDEN VENTURES LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and EQUINIX, INC., a Delaware corporation (hereinafter referred to as “Tenant”).

RECITALS:

A. Landlord is the owner of a data center facility known as Building 1, Ashburn Business Park located at 44470 Chilum Place, Ashburn, Virginia (the “Building”) and situated on certain real property legally described on Exhibit A attached hereto (the “Land”). Landlord is also the owner of a data center facility known as Building 2, Ashburn Business Park (“Building 2”), located adjacent, and by virtue of a connector (the “Connector”) connected to the Building and a flex office facility known as Building 3, Ashburn Business Park (“Building 3”), also situated on the Land. The Land, the Building, Building 2 and Building 3, together with all improvements thereon and appurtenances thereto, including associated parking facilities, landscaped areas and associated facilities are hereinafter referred to as the “Project.”

B. Tenant desires to lease all the rentable area in the Building and a portion of the Connector, and Landlord is willing to rent all the rentable area in the Building and a portion of the Connector to Tenant, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

THE PREMISES

1.1 Landlord hereby leases and demises to Tenant and Tenant hereby leases and accepts from Landlord the entire Building (including service areas) and a portion of the Connector as the same is depicted on the floor plan attached as Exhibit A-1 and consisting in the aggregate of approximately 95,440 square feet of rentable area (the “Premises”), for the term and upon the terms and conditions hereinafter set forth. The rentable area in the Premises shall be determined by Landlord’s architect in accordance with the 1996 BOMA calculation method, subject to the confirmation by Tenant’s architect. Landlord shall deliver to Tenant “CAD” drawings for the Premises using Autocad version 14 or other Autocad readable software.

1.2 Subject to the terms of this Lease, Tenant will have the non-exclusive right to use the public and common areas and facilities in the Project and on the Land (the “Common Areas”). Tenant shall further have the non-exclusive right, at no cost to Tenant, to use, in common with the occupants of Building 2, and, subject to reasonable rules and regulations imposed by Landlord, the freight elevator located in the Building 2 portion of the Connector.

1.3 Tenant acknowledges that Tenant is fully familiar with the physical condition of the Premises and that, except as expressly provided herein, Landlord makes no representation or warranty express or implied, with respect to the Premises and Tenant agrees that it takes the

Premises “AS IS,” in its condition as of March 30, 2004, without any such representation or warranty, including, without limitation, any implied warranties. Notwithstanding the foregoing, Landlord represents and warrants (i) the Premises comply with all local, state and federal building codes, statutes, rules or regulations, including, without limitation, the Americans With Disabilities Act (“ADA”) and all applicable life safety requirements, (ii) all mechanical and electrical systems for the Premises, including, without limitation, all power distribution systems, emergency generators and accompanying fuel delivery systems, HVAC systems (including airside, waterside, controls and automation elements thereof), building alarm and security management systems, life safety and fire suppression systems, and lighting systems, are in good operating condition, (iii) the electrical distribution system for the Premises is adequate in all respects to support a total load of [*] and a critical load of [*], and (iv) all underground storage tanks located on the Land are, as of the date hereof, free of leaks and there have never been any leaks in such tanks during the period of Landlord’s ownership of the Land. A list of equipment existing in the Premises is attached as Exhibit A-5.

ARTICLE II

TERM

2.1 This Lease shall take effect on the Effective Date and each provision of this Lease shall be binding upon and inure to the benefit of Landlord and Tenant from the Effective Date. The term of this Lease (hereinafter referred to as the “Lease Term”) shall commence on the Lease Commencement Date, as determined pursuant to Section 2.2 below, and for a period of fifteen (15) years thereafter, unless such Lease Term shall be extended, renewed or terminated earlier in accordance with the provisions hereof. Notwithstanding the foregoing, if the Lease Commencement Date shall occur on a day other than the first day of a month, the first (1st) Lease Year (defined below) shall commence on such date and continue for the balance of such month and for a period of twelve (12) months thereafter. The term “Lease Term” shall include any and all renewals and extensions of the term of this Lease.

2.2 The “Lease Commencement Date” shall be November 1, 2004. Promptly after the Lease Commencement Date, Landlord and Tenant shall execute a written declaration setting forth the Lease Commencement Date and the date upon which the Lease Term will expire and the square feet of rentable area in the Premises. The form of such declaration is attached hereto as Exhibit B and made a part hereof.

2.3 For purposes of this Lease, the term “Lease Year” shall mean either (a) each period of twelve (12) consecutive calendar months commencing on the first day of the month immediately following the month in which the Lease Commencement Date occurs, and on each anniversary of such date, except that the first Lease Year shall also include the period from the Lease Commencement Date to the first day of the following month; or (b) if the Lease Commencement Date shall occur on the first day of a calendar month, each period of twelve (12) consecutive calendar months commencing on the Lease Commencement Date and on each anniversary of such date; whichever is applicable.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.4 Subject to the terms and conditions of this Lease, Landlord shall permit, upon reasonable advance notice to Landlord, Tenant access to the Premises at any time after May 15, 2004 so that Tenant can perform necessary inspections and investigations of the Premises, measure the Premises or verify Landlord’s measurement of the Premises, and after June 1, 2004 to construct improvements required by Tenant and install trade fixtures and equipment and all cables and wires necessary for Tenant’s business; provided, however, that Tenant shall not, subject to the provisions of Section 8.5 below, have access to the Building roof until August 1, 2004 (“Access Date”). Tenant’s entry shall not accelerate the Lease Commencement Date; however, from and after the Effective Date first above written Tenant shall be subject to all the terms and conditions of this Lease except for the payment of Base Rent or Additional Rent. Prior to entry, Tenant shall furnish to Landlord evidence satisfactory to Landlord that the insurance coverage required of Tenant under the provisions of Section 12.2 are in effect. In performing the Tenant installations, Tenant and its contractors shall not delay or otherwise inhibit performance of Landlord’s Work. Landlord shall cause its architect, engineers and contractors to cooperate with Tenant as to the Tenant installations. All work performed by Tenant’s contractors in the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable scheduling requirements.

ARTICLE III

BASE RENT

3.1 From and after the Lease Commencement Date, Tenant shall pay to Landlord as annual base rent (“Base Rent”) for the Premises, without set off, deduction or demand except as otherwise specifically set forth herein, an amount equal to the product of [*] multiplied by the total number of square feet of rentable area in the Premises as set forth in Section 1.1 (as the same may be modified in accordance with Section 1.3), which amount shall be increased as provided in Section 3.2 below. The annual Base Rent payable hereunder during each Lease Year shall be divided into equal monthly installments and such monthly installments shall be due and payable in advance on the first day of each month during such Lease Year. Concurrently with the signing of this Lease, Tenant shall pay to Landlord a deposit in the sum of one (1) full calendar month’s rent, which sum shall be applied by Landlord toward annual Base Rent first due hereunder.

3.2 Commencing on the first (1st) day of the second (2nd) Lease Year and on the first day of each and every Lease Year thereafter during the Lease Term, the annual base rent shall be increased by [*] of the amount of annual base rent payable for the preceding Lease Year.

3.3 All rent shall be paid to Landlord in legal tender of the United States at the address to which notices to Landlord are to be given or to such other address as Landlord may designate from time to time by written notice to Tenant. If Landlord shall at any time accept rent after it shall come due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE IV

ADDITIONAL RENT

4.1 From and after the Lease Commencement Date, Tenant shall pay, as additional rent, (i) all expenses incurred (directly or indirectly) in the use, operation and maintenance of the Building, and (ii)Tenant’s prorata share, based on the rentable area of the Building as compared to the rentable area of all buildings and other improvements located on the Land, of all expenses incurred in connection with the use, operation and maintenance of the Land, exclusive of the buildings and other improvements located thereon, including without limitation the following: electricity, gas, water, sewer, storm water, fuel and other reasonable utility charges; premiums and other charges for insurance (including, but not limited to, property insurance, rent loss insurance and liability insurance); all costs incurred in connection with service and maintenance contracts; capital expenditures incurred as a result of ordinary wear and tear and in connection with Tenant’s performance of its repair, replacement or maintenance obligations under this Lease; charges for security, janitorial, char and cleaning services and supplies furnished to or for the Building, if any; costs of maintaining any Common Areas and facilities or service amenities benefiting the Building; expenses of landscaping and grounds maintenance; Taxes; the cost of Landlord performing its maintenance, repair and replacement obligations under this Lease; a management fee of [*] per year, payable in equal monthly installments of [*] each, such fee to be escalated as and when Base Rent is escalated pursuant to Section 3.2 above; and any other expense incurred in maintaining, repairing or operating the Building and Land for its intended purpose (“Expenses”). Notwithstanding the foregoing, (i) commencing on the Access Date, Tenant shall pay all costs of electricity, and (ii) Tenant shall not be obligated to pay any portion of the following items:

(a) Sums paid to subsidiaries or other affiliates of Landlord for services on or to the Land, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

(b) Advertising and promotional expenditures.

(c) Landlord’s charitable and political contributions.

(d) Ground lease rental.

(e) All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(f) Any expenses for which Landlord has received actual reimbursement, and any expenses for which Landlord is entitled to receive reimbursement from tenants pursuant to the terms of their respective leases.

(g) Costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Land.

(h) The cost (including any amortization thereof) of any repairs, improvements, alterations or equipment which would be properly classified as capital expenditures according to generally accepted accounting principles and practices, except for (i) any capital expenditures resulting from ordinary wear and tear, (ii) amortization of the cost of equipment which is not affixed to the Building and is used in providing janitorial or similar services, and (iii) rentals and other related expenses incurred in the leasing of air conditioning systems, elevators, or other equipment when needed in connection with normal maintenance and repair of permanent Building systems.

(i) Wages, salaries, benefits or other similar compensation paid to executive employees of Landlord or Landlord’s agents above the rank of Building manager.

(j) Penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease or contract relating to the Building except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation.

(k) Landlord’s general corporate office overhead and administrative expenses (which shall not be deemed to include a management fee).

(l) Rentals and other related expenses incurred in the leasing of air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except when needed in connection with normal maintenance and repair of permanent Building systems, and except for equipment that is not affixed to the Building and is used in providing janitorial or similar services.

(m) The cost of abatement or removal of any Hazardous Substances, except for the costs of any such actions taken by Landlord to comply with any Laws in connection with the ordinary operation and maintenance of the Building or any costs for which Tenant is responsible under Section 8.4.

(n) Fines, penalties and other costs incurred due to a violation by Landlord of any Laws where Landlord shall have failed to cure such violation after written notice thereof and where compliance with such law is Landlord’s obligation pursuant to this Lease, except to the extent such fines or penalties would have been incurred by Landlord absent such violation.

(o) All direct costs of refinancing, selling, exchanging or otherwise transferring ownership of the Building or any interest therein or portion thereof, including broker commissions, attorneys’ fees and closing costs.

(p) Reserves for bad debts, rent loss, capital items or future expenses.

(q) Costs of compliance with applicable building codes to the extent the Building does not comply with such building codes as of the date hereof and such compliance is required as of the date hereof.

(r) Costs of compliance with the ADA, to the extent the Building does not comply therewith as of the date hereof and such compliance is required as of the date hereof.

(s) Costs of major signage which identifies a tenant other than Tenant.

(t) Third party claims paid by Landlord for personal injury or property damage, including costs of Landlord’s defense thereof, except that the foregoing shall not relieve Tenant of responsibility for claims (and the defense costs thereof) for which Tenant is responsible pursuant to Article XIV or any other provision of this Lease.

(u) Costs of repairs and other work or replacements to the extent Landlord is reimbursed by warranty proceeds, net of Landlord’s reasonable costs of obtaining such proceeds (and in the event that Landlord shall subsequently receive any such reimbursement for such repair or work costs previously included in expenses billed to Tenant, an appropriate credit shall be made to the amounts payable by Tenant to take such reimbursement into account).

(v) Costs incurred by the Landlord in connection with its repair and maintenance of the roof parking areas and sidewalks during the first Lease Year, except such costs as are the result of the negligence or willful misconduct of Tenant or anyone for whom Tenant is legally responsible.

4.2 As used above, the term “Taxes” shall mean and include (i) all taxes on real property and personal property, ad valorem taxes, surcharges, general and special assessments and impositions, general and special, ordinary and extraordinary, foreseen or unforeseen, of any kind levied or, imposed upon the Building or the Land, or any machinery, equipment, fixtures or other personal property of Landlord thereon or therein, or in connection with the use thereof (including any transit, personal property, sales, rental, use, gross receipts and occupancy tax and other similar charges); (ii) any other present or future taxes or governmental charges which are imposed upon or assessed against the Building or the Land, including, but not limited to, any tax levied on or measured by the rents payable by tenants in the Building which are in the nature of, or in substitution for, real property taxes; (iii) any assessments against the Building or the Land, or against Landlord with respect to the Building or the Land, by the Ashburn Business Park Owners Association or any other association now or hereafter established to administer, oversee or enforce common covenants or other rules and regulations to which the Building or common areas are subject or to operate, maintain, repair or replace common or public areas or facilities thereof; (iv) all taxes which are imposed upon Landlord, and which are assessed against the value of any improvements to the Premises made by Tenant or any machinery, equipment, fixtures or other personal property of Tenant used therein; and (v) expenses (including reasonable attorneys fees’ and appraisers’ fees) incurred in reviewing, protesting or seeking a reduction of Taxes. If Landlord receives a refund of Taxes, or a credit against its future Taxes, for any calendar year, Landlord shall, at its election (and so long as Tenant is not in material default hereunder), either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to the refund, net of any reasonable expenses, including without limitation, reasonable attorneys’ fees, incurred by Landlord in achieving such refund; provided, however, if this Lease shall have expired or is otherwise terminated, Landlord shall refund in cash or wire transfer any such refund or credit due to Tenant within thirty (30) days after Landlord’s receipt of such refund or its receipt of such credit against future Taxes, after first deducting therefrom any amount necessary to cure any material default by Tenant or to compensate Landlord for its costs or losses incurred by reason of such default. Landlord’s obligation to so refund to Tenant any such refund or credit of Taxes shall survive such expiration or termination. If any Tax can be paid by Landlord in installments, then, for the purpose of calculating Tenant’s obligation to pay Taxes, any such Tax shall be deemed to be paid by Landlord in the maximum allocable number of installments, regardless of the manner in which Landlord actually pays such Taxes. Taxes shall not include (i) any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts), (ii) penalties incurred as a result of Landlord’s negligence or willful misconduct or inability or unwillingness (which does not include good-faith disputes) to make payments of, and/or to file any tax or informational returns with respect to, any Taxes, when due, or (iii) any real estate taxes directly payable by Tenant or any other tenant (or subtenant or assignee) in the Building under the applicable provisions in their respective leases. Upon receiving a notice of assessment with respect to the Building, if the Building is separately assessed, Landlord will furnish Tenant with a copy thereof. Landlord shall make a determination whether or not to challenge or appeal such reassessment based on Landlord’s reasonable judgment of which course is in the best interest of the Building. Landlord shall inform Tenant of such determination, and shall make available appropriate personnel to discuss with Tenant the reasons underlying such determination. In the event Landlord initially determines not to challenge or appeal such reassessment, Landlord agrees to consider in good faith any desire expressed by Tenant that such reassessment be challenged or appealed. In the event Landlord determines not to challenge any reassessment, then, so long as Tenant leases the entire Building, Tenant shall have the right to challenge such reassessment in Landlord’s name but at Tenant’s sole cost (which cost Tenant may recover, however, out of any reduction in the Real Estate Taxes resulting from such challenge), and Landlord agrees to cooperate with Tenant in such challenge.

4.3 Except as otherwise provided in this Lease, any Additional Rent owed by Tenant to Landlord, and any cost, expense, damage or liability shall be paid by Tenant to Landlord no later than thirty (30) days after the date Landlord notifies Tenant of the amount of such Additional Rent or such cost, expense, damage or liability accompanied by reasonable supporting documentation for such Additional Rent. If any payment hereunder is due after the end of the Lease Term, such Additional Rent or such cost, expense, damage or liability shall be paid by Tenant to Landlord not later than thirty (30) days after Landlord notifies Tenant of the amount of such Additional Rent or such cost, expense, damage or liability accompanied by reasonable supporting documentation for such Additional Rent. Commencing with the Lease Commencement Date and at the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord’s reasonable estimate of the expenses that are expected to be incurred during such calendar year and Tenant’s share thereof.

4.4 Tenant or its designee shall have the right, during business hours and upon reasonable prior notice, from time to time to inspect Landlord’s books and records relating to expenses, and/or to have such books and records audited at Tenant’s expense by a certified public accountant or other professional firm engaged in real estate operations or services (the fees of whom shall not be determined on a contingent basis) designated by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed). Any discrepancy shall be promptly corrected by a payment of any shortfall to Landlord by Tenant within thirty (30) days after the applicable audit, or by a credit against the next payment(s) of rent hereunder or a refund of the overpaid amount within thirty (30) days, as may be applicable. In the event Tenant does not contest a statement of expenses within one hundred eighty (180) days of the calendar year in which it is rendered, such statement shall become binding and conclusive upon each party.

ARTICLE V

SECURITY DEPOSIT

5.1 (a) No later than July 1, 2004, Tenant shall deliver to Landlord an unconditional, irrevocable letter of credit (the “Letter of Credit”) in the amount of [*] as a security deposit, subject to the following terms and conditions. Such letter of credit shall be (a) in form and substance satisfactory to Landlord in its sole discretion (Landlord hereby approving the form letter of credit attached hereto as Exhibit D); (b) at all times in the amount of the security deposit, and shall permit multiple draws; (c) issued by a commercial bank reasonably acceptable to Landlord from time to time with an office in the Washington, D.C. metropolitan area; (d) made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building or, at Landlord’s option, the holder of any mortgage (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith); (e) payable at sight upon presentment to a local branch of the issuer of a simple sight draft or certificate stating that Tenant is in default under this Lease and the amount that Landlord is owed in connection therewith; (f) of a term not less than one year; and (g) at least thirty (30) days prior to the then-current expiration date of such letter of credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced with cash in the amount of the Security Deposit. Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in this Lease shall not apply to any of the foregoing, and, specifically, if Tenant fails to timely comply with the requirements of subsection (g) above, then Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant and hold or apply (in accordance with this Section 5.1) the proceeds as a cash security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Services, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its reasonable discretion. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investors Service, Inc. or below A-2 (or

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

equivalent) by Standard & Poor’s Corporation, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within fifteen (15) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within fifteen (15) business days thereof, Tenant shall replace such Letter of Credit with cash or a Letter of Credit conforming to the requirements of this Section 5.1(a) (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid fifteen (15) business day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.

(b) The security deposit shall be security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Within thirty (30) days after the expiration of the Lease Term, and provided Tenant has vacated the Premises and no Event of Default exists hereunder, Landlord shall return the security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any default by Tenant hereunder in accordance with the provisions of this Lease. Upon the occurrence of any Event of Default by Tenant hereunder, Landlord shall have the right, but shall not be obligated, to use, apply or retain such portion of the security deposit as may be reasonably deemed necessary for (i) the payment of any annual Base Rent or Additional Rent or any other sum as to which the Event of Default exists, or (ii) the payment of any amount Landlord may spend or become obligated to spend, to the extent caused by an Event of Default hereunder, including, but not limited to, any damage or deficiency arising in connection with the reletting of the Premises. If any portion of the security deposit is so used or applied, within ten (10) business days after written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to its original amount or shall likewise increase the amount of the letter of credit and Tenant’s failure to do so shall constitute an Event of Default under this Lease. Tenant hereby authorizes Landlord to deposit the security deposit with the holder of any mortgage (as defined in Section 20.1) if and to the extent required by said holder; provided, however, that such holder shall hold the security deposit in accordance with the terms of this Lease and subject to Tenant’s rights with respect to the security deposit, as set forth herein.

5.2 In the event of the sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the security deposit to the purchaser or assignee. If Landlord transfers the security deposit to a purchaser or assignee, Tenant shall look only to such purchaser or assignee for the return of the security deposit, and Landlord shall thereupon be released from all liability to Tenant for the return of the security deposit and interest thereon.

5.3 Tenant hereby acknowledges that Tenant will not look to the holder of any mortgage (as defined in Section 20.1) encumbering the Building for return of the security deposit and interest thereon if such holder, or its successors or assigns, shall succeed to the ownership of the Building, whether by foreclosure or deed in lieu thereof, except if and to the extent the security deposit is actually transferred to such holder.

5.4 Notwithstanding anything to the contrary contained in this Article V, from and after the date that the Tenant or any Permitted Transferee with respect to the entire Premises obtains a rating with respect to its senior debt obligations of Baa by Moody’s Financial Services or BBB by Standard & Poor’s the requirement for any security deposit shall be extinguished and any Letter of Credit, cash or other security deposit shall be returned to Tenant within ten (10) days of Tenant’s notice to Landlord that such credit ratings have been obtained.

ARTICLE VI

USE OF PREMISES

6.1 Tenant shall use and occupy the Premises solely for the installation, operations and maintenance of telecommunications equipment and transmissions facilities, including but not limited to a local and long distance switch, node, customer, collocation and related equipment, as well as for general offices and uses accessory thereto and for the licensing of space therein to licensees for the use of such facilities (“Permitted Uses”), and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to Landlord or other occupants of the Building. Tenant’s use of the Premises shall also comply with all present and future laws, ordinances (including zoning ordinances and the land use requirements), regulations, and orders of the County of Loudoun, Commonwealth of Virginia, and any other public or quasi-public authority having jurisdiction over the Premises, concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein (“Laws”); provided, however, that the foregoing shall not be interpreted to require Tenant to perform structural or capital work unless required due to Tenant’s specific use of the Premises. Landlord represents and warrants to Tenant that (i) to the best of Landlord’s knowledge, the Building may be used as a data center under applicable zoning ordinances, (ii) as of the Lease Commencement Date, the Property, Building and the Premises are in material compliance with all applicable Laws. Landlord shall, subject to Section 12.3 below and as Tenant’s sole and exclusive remedy for any breach of the representations and warranties set forth in the preceding sentence, indemnify, defend, protect and hold Tenant harmless from and against any and all loss, cost, damage or liability to the extent proximately caused by any breach of such representations and warranties. Notwithstanding the foregoing, with respect to the representation contained in clause (ii) above, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law.

6.2 It is expressly understood that if any present or future law, ordinance, regulation or order (collectively, “Legal Requirements”) requires any other permit(s) for the Premises due to Tenant’s particular use thereof, or Tenant’s improvements or future alterations thereto, Tenant will obtain such permit(s) at Tenant’s own expense. Further, subject to the provisions of

Section 6.1 above, Tenant will comply with all legal requirements which impose on Tenant a duty relating to or arising as a result of Tenant’s use or occupancy of the Premises. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed on Landlord or Tenant because of Tenant’s failure to comply with the provisions of this Section.

6.3 Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures or personal property (which Tenant is not, in good faith, challenging or contesting; so long as Tenant indemnifies, protects and holds Landlord harmless from and against any losses or damages arising as a result of Tenant’s challenge or contest of such taxes), so long as the same are not otherwise paid pursuant to Article IV above. In the event that any such taxes are enacted, changed, or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord (which Tenant is not, in good faith, challenging or contesting; so long as Tenant indemnifies, protects and holds Landlord harmless from and against any losses or damages arising as a result of Tenant’s challenge or contest of such taxes)within thirty (30) days following written demand from Landlord.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not have the right to assign, transfer, mortgage or otherwise encumber this Lease or sublease or permit anyone to use or occupy the Premises or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord; provided, however, that Landlord may withhold its consent to any proposed assignment, transfer, mortgage or other encumbrance of this Lease or sublease of the Premises or any portion thereof, among other reasons, if (i) Tenant is in material default (beyond the giving of applicable notice and the passage of applicable grace periods) under any material provisions of this Lease, or (ii) Landlord reasonably determines that the nature of the activities to be conducted by such proposed assignee or sublessee would physically damage the Building or impair the reputation of the Building as a first-class data center, or that the financial history or credit rating of the proposed assignee or sublessee presents a material risk to Landlord of non-compliance with this Lease. Except as expressly set forth in Section 7.5 below, no assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment or transfer by Tenant of this Lease or its interest herein or sublease of the Premises or any portion thereof in violation of this Article VII shall, at the option of Landlord, constitute an Event of Default under this Lease. Except as otherwise specifically provided in Section 7.5 below, Tenant agrees to give Landlord at least twenty (20) days’ advance written notice of Tenant’s intention to assign or transfer this Lease or to sublease the Premises or any portion thereof, along with sufficient information about the proposed assignee or transferee or sublessee to enable Landlord to make the determination called for above.

7.2 The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, nor shall the collection or acceptance of rent from any assignee, transferee or subtenant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord’s consent to any assignment or subletting shall not be construed as relieving Tenant from the obligation of complying with the provisions of Section 7.1 hereof, as applicable, with respect to any subsequent assignment or subletting. For any period during which Tenant is in material default hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each subtenant to pay said rent directly to Landlord. In any transaction when Landlord’s consent is required, Tenant further agrees to submit any and all instruments of assignment and sublease to Landlord for Landlord’s prior written approval as to form and substance, which approval shall not be unreasonably withheld, conditioned or delayed but which instruments, as an express condition precedent to Landlord’s prior approval, shall provide that (i) such sublease or assignment is subject and subordinate to this Lease in all respects, and to any amendments, modifications, renewals, extensions or expansions hereof, (ii) Tenant shall remain primarily liable as Tenant hereunder, (iii) such assignee or sublessee shall conduct a business in the Premises which is a permitted use pursuant to Article VI of this Lease, (iv) in the case of an assignment, such assignee is bound by the terms and conditions of this Lease and assumes all of the obligations and liabilities of Tenant hereunder, (v) in the case of a sublease, (A) Landlord is not, and will not become, a party to such sublease, and (B) Landlord’s consent to such sublease does not create a contractual relationship between Landlord and such sublessee, nor does it create any liability of Landlord to such sublessee, (vi) Landlord’s consent to such assignment or sublease does not affect the obligations of Landlord or Tenant under this Lease, and (vii) Landlord’s consent to such assignment or sublease shall not be construed to mean that Landlord has approved any plans or specifications for renovations to the Premises intended by such assignee or sublessee and that any such work to the Premises must be conducted in accordance with the terms of this Lease. At Landlord’s option, to be exercised by written notice (delivered within a reasonable time (not to exceed sixty (60) days) following delivery of such instrument to Landlord), any such instrument of assignment or sublease which does not provide the applicable subsections (i) - (vii) above shall be null and void and of no force or effect. Notwithstanding the foregoing, the foregoing shall not be construed as limiting or waiving Landlord’s right, under this Article VII, to consent to an assignment, transfer, mortgage or other encumbrance of this Lease.

7.3 If this Lease is or shall be assigned by Landlord to the holder of a mortgage against the Building as additional security for such mortgage loan, the consent of such holder (if required by the terms of the applicable loan documents) shall be required, when applicable, in the same manner as and in addition to any consents by Landlord under the terms of this Article VII; provided, however, that in instances where Landlord’s consent is not required however, no consent from the holder of such mortgage shall be required.

7.4 Tenant shall notify Landlord in writing of any intention by Tenant to market the Premises or any portion thereof for assignment or sublease.

7.5 (a) Subject to the provisions of Section 7.2, and so long as Tenant is not entering into the transaction for the purpose of avoiding or otherwise circumventing the remaining terms of this Article VII, Tenant may assign its entire interest under this Lease or sublease all or any portion of the Premises, without the consent of Landlord, to (i) an affiliate, subsidiary, or parent of Equinix, Inc., or a corporation, partnership or other legal entity wholly owned by Equinix, Inc. (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by acquisition or merger, or by a consolidation or reorganization pursuant to which Tenant ceases to exist as a legal entity (each such party a “Successor Party”), provided that all of the following conditions are satisfied (each such transaction described in clause (i) or (ii) above, a “Permitted Transfer”; and the transferee in each such transaction, whether an Affiliated Party or Successor Party, a “Permitted Transferee”): (1) Tenant is not then in material default under this Lease; (2) Tenant shall give Landlord twenty (20) days advance written notice prior to the effective date of the proposed Permitted Transfer; and (3) with respect to an acquisition, merger, consolidation, or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, the applicable successor shall have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. Simultaneously with any such Permitted Transfer, Tenant’s successor shall sign a form of assumption agreement that is approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. As used herein, (A) “parent” shall mean a company which owns a majority of Equinix, Inc.’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Equinix, Inc. or a controlling interest in whose voting equity is owned by Equinix, Inc.; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Equinix, Inc. Notwithstanding the foregoing, the following additional provisions must also be satisfied in connection with any Permitted Transfer: (i) the applicable Affiliated Party or Successor Party shall promptly enter into an agreement with both Landlord and Equinix, Inc. agreeing to be bound by Tenant’s obligations hereunder; and (ii) in the event that any Affiliated Party ceases for any reason to be an Affiliated Party, such event shall constitute a transfer, to be dealt with in accordance with the provisions set forth in this Article VII, including without limitation, the Landlord consent provision set forth in Section 7.1 above.

(b) In addition to the provisions of Section 7.5(a) above, Tenant shall have the right, without the consent of Landlord, to enter into subleases, licenses or other similar arrangements with its customers, consistent with the custom and practice of the telecommunications industry, to “co-locate” such customers’ telecommunications equipment within the Premises or to otherwise occupy a portion of the Premises and to allow such customers to avail themselves of the services consistent with the permitted uses of the Premises. Any such sublease, license or customer agreement shall be subject and subordinate in all respects to all of the terms of this Lease but shall not require any prior consent or notice to the Landlord and, in the case of a sublease, shall be for a minimum of 10,000 square feet of rentable area and the instruments of sublease shall include all the provisions set forth in clauses (i) – (vii) of Section 7.2. Tenant shall from time to time, and upon the written request of Landlord, provide Landlord with list of all such licensees or customers subject to any confidentiality requirements of such subtenants, licensees and customers.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Except for the obligations of Landlord pursuant to Section 8.2, Tenant shall keep, and maintain the Premises in reasonably good condition and provide for the maintenance, repair and replacement of the roof of the Building, all mechanical, plumbing, heating, ventilation, air conditioning, sprinkler and electrical systems and utility service lines within the Premises, the plumbing system within the Premises, all duct banks, conduits and fiber lines running through the Premises, the Licensed Power Conduit, as described below, (collectively, the “Utility Infrastructure”) and all furnishings, fixtures, personal property, conduits, equipment and improvements located in, or used in the operation of, the Premises, including without limitation power distribution units, computer room air conditioners, generators, fuel tanks, fire protection systems, antennas, satellite dishes, security systems and similar improvements, equipment and personal property, which have been, or hereafter is, installed in the Premises (the “Critical Equipment”). Landlord shall assign to Tenant, or make available to Tenant, any warranties or guaranties in Landlord’s possession relating to the Utility Infrastructure, the Critical Equipment, the roof or any other items for which Tenant has any maintenance or repair responsibilities. Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation, maintenance and operation of the Critical Equipment and for paying all fees attendant thereto and for complying with all other legal requirements relating to the Critical Equipment. Tenant shall have the right from time to time during the Term to test the generators in accordance with Tenant’s maintenance schedule. At the expiration or other termination of the Lease Term, Tenant shall surrender the Premises, broom clean, in substantially the same order and condition which they are in on the Access Date, ordinary wear and tear, approved or permitted alterations (unless Landlord requires removal of same pursuant to the terms of this Lease), unavoidable damage by the elements, and casualty damage excepted. Tenant shall, at its own expense, replace any broken or damaged interior glass, windows, doors, locks, jambs and partition walls, and such replacement items shall be of the same quality and design as those initially installed by Landlord in the Premises. In addition, in connection with Tenant’s maintenance, repair, and replacement obligations under this Lease, Tenant shall, consistent with its customary practices in similar facilities and at its own cost and expense establish regular service and maintenance procedures or maintain preventative maintenance service contracts, with reputable vendors, for servicing portions of the Building systems, Utility Infrastructure, and Critical Equipment. At the expiration or other termination of this Lease, Tenant shall surrender the Premises, including without limitation, the Utility Infrastructure and Critical Equipment, including replacements thereto or thereof, to Landlord in as good order and condition as they were on the Access Date or may be put in thereafter in accordance with this Lease, reasonable wear and tear, functional obsolescence and damage to the Premises by casualty or condemnation of the Premises excepted. For the avoidance of doubt, the parties acknowledge and agree that all Utility Infrastructure and Critical Equipment shall remain upon and be surrendered with the Premises as a part thereof at the termination or other expiration of the Term; provided that Tenant may, at Tenant’s sole option, remove any elements of the Utility Infrastructure or Critical Equipment installed in the Premises by the Tenant during the term of the Lease, except to the extent that such items installed by Tenant represent a replacement of items existing in the Premises as of the date hereof, the intent of the parties being that at the end of the term of the Lease, the Premises shall be left in the same operating condition as existed as of the date hereof, reasonable wear and tear, functional obsolescence and damage to the Premises by casualty or condemnation of the Premises excepted. In the event Tenant shall be in default with respect to any action that Tenant is obligated to perform pursuant to this Section 8.1, then Landlord shall have the right to perform such act on Tenant’s account. Prior to Landlord undertaking any action to cure or remedy such condition, Landlord shall first give written notice of such condition to Tenant and allow Tenant two (2) business days following receipt by Tenant of such written notice to cure or remedy the condition specified in Landlord’s notice; provided, however, that if such condition cannot be cured within the two (2) business day period, such period shall be extended for a reasonable additional time, so long as Tenant commences to cure such condition within the two (2) business day period and proceeds diligently thereafter to effect such cure. If Tenant fails to cure or remedy such condition within such time period, then Landlord may cure or remedy such condition and deliver an invoice, with reasonable supporting documentation, to Tenant for such costs and expenses, and Tenant shall pay to Landlord the amount of such invoice within thirty (30) days after delivery by Landlord. The amount of such expenses, when paid by Tenant, shall be included within Expenses, to the extent such costs and expenses are not excluded from the definition of Expenses.

8.2 Landlord shall keep and maintain in good condition and repair the foundation and exterior walls of the Building, all driveways, parking areas, sidewalks, landscaping, grounds adjacent to the Building as well as the Common Areas. In addition, but subject to the provisions of Section 8.5 below, during the first Lease Year, Landlord shall keep and maintain in good condition and repair the roof of the Building. In the event Landlord shall be in default with respect to any action that Landlord is obligated to perform pursuant to this Section 8.2, then Tenant shall have the right to perform such act on Landlord’s account. Prior to Tenant undertaking any action to cure or remedy such condition, Tenant shall first give written notice of such condition to cure or remedy such condition, Tenant shall first give written notice of such condition to Landlord and allow Landlord two (2) business days following receipt by Landlord of such written notice to cure or remedy the condition specified in Tenant’s notice; provided, however, that if such condition cannot be cured within the two (2) business day period, such period shall be extended for a reasonable additional time, so long as Landlord commences to cure such condition within the two (2) business day period and proceed diligently thereafter to effect such cure. If Landlord fails to cure or remedy such condition within such time period, then Tenant may cure or remedy such condition and deliver an invoice, with reasonable supporting documentation, to Landlord for such costs and expenses, and Landlord shall pay to Tenant the amount of such invoice within thirty (30) days after delivery by Tenant. The amount of such expenses, when paid by Landlord, shall be included within Expenses, to the extent such costs and expenses are not excluded from the definition of Expenses.

8.3 All injury, breakage and damage to the Premises or to any other part of the Building or to any equipment, fixtures, personal property or improvements located in the Building caused by any negligent act or omission or willful misconduct of Tenant or anyone for whom Tenant is responsible at law (“Tenant Party”), shall, subject to the provisions of Section 12.3(b) below if applicable, be repaired at the sole expense of Tenant, except that Landlord shall have the right, at its option, after Tenant’s failure to cure (or commence to cure, where applicable) within thirty (30) business days after notice to Tenant of such injury, breakage or damage, to make such repairs and to charge Tenant for all reasonable costs and expenses incurred in connection therewith as Additional Rent hereunder. Should an emergency or similar situation occur and delay would cause or is likely to cause preventable injury to persons or property, Landlord may elect to act without notice to Tenant to repair or abate the emergency condition.

8.4 (a) Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of in or about the Building, provided that Tenant may use and store reasonable quantities of Hazardous Materials as are customarily maintained on site by data center tenants and as may be reasonably necessary for Tenant to conduct normal operations in the Premises, taking into account the Permitted Uses. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials generated, stored or disposed of by Tenant and free of all Environmental Default (as defined below) by Tenant, except that Tenant shall not be required to remove fuel storage tanks which are leak free and otherwise in compliance with applicable Environmental Laws. For purposes of this Section 8.4:

(i) “Hazardous Materials” means (A) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (B) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (C) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment; and

(ii) “Environmental Law” means any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

(b) Notwithstanding any termination of this Lease, Tenant shall indemnify and hold Landlord, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim (expressly excluding consequential or punitive damages) based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of by Tenant or any Tenant Party (other than Landlord or anyone for whom Landlord is responsible (“Landlord Party”)) in or about the Building, whether before or after the Lease Commencement Date. In addition, Tenant shall give Landlord immediate verbal and follow-up written notice of any actual or threatened

Environmental Default of which Tenant has knowledge, which Environmental Default Tenant shall cure in accordance with all Environmental Laws and to the reasonable satisfaction of Landlord and only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. An “Environmental Default” means any of the following by Tenant or any Tenant Party (other than Landlord or any Landlord Party): a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises in violation of applicable Environmental Law, the Land or the Building; an environmental condition requiring responsive action under applicable Environmental Law; or an emergency environmental condition. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises subject to any notice requirements contained herein, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to promptly address same to Landlord’s reasonable satisfaction, to perform, at Tenant’s sole cost and expense, any lawful action necessary to address same. If any lender or governmental agency shall require testing to ascertain whether an Environmental Default is pending or threatened, and Landlord, as a result of such testing, determines that Tenant has committed an Environmental Default that continues, then Tenant shall pay the reasonable costs of such testing as Additional Rent. Promptly upon request, Tenant shall execute from time to time affidavits, representations and similar documents concerning Tenant’s best knowledge regarding Tenant’s compliance with this Article VIII.

(c) Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge, the Land and Building (i) are not (as of the date of execution of this Lease) and have not been a site for the use, generation, manufacture, storage, disposal or transportation of any Hazardous Materials, and (ii) there are presently (as of the date of execution of this Lease) no Hazardous Materials in the Premises, except such minor amounts as are customarily found in similar projects, all of which are stored, maintained and used in accordance with Environmental Laws. Landlord hereby agrees to indemnify, defend, protect and hold harmless and defend Tenant, its directors, officers, employees, agents, permitted successors and assigns from and against any and all direct loss, cost, damage, or liability (expressly excluding consequential or punitive damages), including, without limitation, any claims, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith), arising out of (i) any handling, treatment, removal, storage, decontaminations, clean up, transport or disposal of any Hazardous materials located in, on or under the Land and/or Building by Landlord or any Landlord Party and (ii) Landlord’s breach of the foregoing representation or warranty. The foregoing indemnity shall not, however, apply to any cost and expenses associated with any Hazardous Materials placed in, on or under the Land and/or Building by Tenant or any Tenant Party.

8.5 As provided in Sections 8.1 and 8.2 above, it is the intent of the parties that the Landlord shall maintain and repair the roof of the Building during the first Lease Year and that Tenant shall maintain and repair the roof of the Building during the balance of the Lease Term. Landlord has commissioned a third party report to determine the items of repair that currently need to be performed on the roof. Upon the receipt of such report Landlord shall promptly provide a copy thereof to Tenant. Within thirty (30) days of Tenant’s receipt of such report, Tenant shall have the right to elect to replace the roof of the Building at Tenant’s sole cost and expense, subject to Tenant receiving a payment from Landlord in the amount that Landlord would have reasonably spent to repair the items specified in such third party report as requiring repair. In the event that Landlord and Tenant are unable to agree on the amount of the Landlord’s payment within thirty (30) days of Tenant’s notice of its election to replace the roof, then, at Tenant’s option, such notice shall be deemed rescinded and Landlord’s and Tenant’s obligations with respect to the roof shall be as set forth in Sections 8.1 and 8.2 or, alternatively, Tenant may replace the roof at its sole cost. In the event that Tenant proceeds to replace the roof, Landlord shall make access thereto available to Tenant as soon as reasonably possible, notwithstanding the provisions of Section 2.4 above.

ARTICLE IX

ALTERATIONS

9.1 Landlord shall (i) construct and install, or cause to be constructed and installed, at its expense, concrete block fire-rated walls within the Connector, separating the Building and Building 2, along with other improvements within the Connector, all as shown on Exhibit A-2 attached hereto (the “Connector Work”), and (ii) prior to the Access Date, perform the testing and other work set forth on Exhibit C attached hereto (the “Landlord’s Work”). Landlord shall submit plans in connection with its application for building permits for construction of the Connector Work as soon as practical but no later than the thirty (30) days after the Effective Date and, upon receipt of such permits, diligently pursue to completion the construction of the Connector Work. It is understood and agreed that Landlord will not make, and is under no obligation to make, any structural or other alterations, installations, additions or improvements in or to the Premises or Building except as provided in this Section 9.1. If, as a result of additional testing performed by Tenant, deficiencies are discovered to exist in the Critical Equipment or Utility Infrastructure, Tenant shall be responsible for resolving such deficiencies at its sole expense.

9.2 Tenant will not make or permit anyone to make any alterations, additions or improvements (hereinafter referred to collectively as “improvements”), in or to the Premises without the prior written consent of Landlord which consent may not be unreasonably withheld, conditioned or delayed and may be made subject to such conditions as Landlord reasonably designates, if such improvements (i) affect the structure of the Building, (ii) affect the functioning of the Building’s mechanical, electrical, life safety, security, plumbing or HVAC systems, (iii) require reinforcement of floors, or (iv) are visible from the exterior of the Premises. Landlord’s consent shall not be required with respect to any proposed improvements that (i) do not affect the structure of the Building, (ii) do not affect the functioning of the Building’s mechanical, electrical, life safety, security, plumbing, or HVAC systems, and (iii) are not visible from the exterior of the Premises; however, Tenant shall furnish Landlord with advance written notification of any material improvements to the Premises. Prior to performing any improvements where Landlord’s consent would be required, Tenant shall obtain Landlord’s approval of all plans and specifications, and shall obtain the approval by Landlord of the contractor or other persons who will perform the work (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed). In the event that Landlord’s consent is required for any improvements and Tenant submits to Landlord, pursuant to the preceding sentence, the applicable plans and specifications and the name of the contractor or other person performing such work, Landlord shall approve or disapprove (and if disapproved such disapproval shall include a description of the basis therefor) such items within ten (10) business days of receipt of such items, provided that if Landlord fails to respond to Tenant’s request for approval within such ten (10) day period, Tenant may deliver to Landlord a second notice, which notice must state: “ATTENTION: SECOND NOTICE PURSUANT TO SECTION 9.2 OF LEASE – FAILURE TO TIMELY RESPOND MAY RESULT IN DEEMED APPROVAL.” If Landlord does not respond to said second notice within five (5) business days following receipt of said second notice, all such items submitted to Landlord shall be deemed approved. Tenant’s right to perform any improvements shall be conditioned upon Tenant’s obtaining all necessary permits and approvals for such work, and Tenants obtaining and providing Landlord with certificates of insurance evidencing specified insurance. All improvements performed by or for Tenant must conform to all laws, regulations and requirements of the Federal, State and Loudoun County governments but there shall be no construction standards on Tenant, such as building standard improvements, or any similar concept, except such as may be required by such laws, regulations and requirements. Landlord’s review and approval of any plans and specifications or consent to the performance of work described therein (if such consent is required hereunder) shall not be deemed an agreement by Landlord that such plans, specifications and work conform with all applicable Legal Requirements and requirements of the insurers of the Building nor deemed a waiver of Tenant’s obligations under this Lease with respect to Legal Requirements and insurance requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance with Legal Requirements or insurance requirements of such plans, specifications and work. If Landlord incurs third-party architectural or engineering fees and costs in the review of Tenant’s plans, Tenant will reimburse Landlord for the reasonable cost of such review. Tenant agrees to obtain and deliver to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Building and the Land from all proposed contractors, subcontractors, laborers and material suppliers for all work, labor and services to be performed and materials to be furnished in connection with improvements to the Premises, and to permit Landlord to post notices of non-responsibility within the Premises. Upon completion of the work, Tenant shall provide Landlord with final release of lien forms executed by all major contractors, subcontractors, laborers and materials suppliers. If, notwithstanding the foregoing, any mechanic’s or materialmen’s lien is filed against the Premises, the Building and/or the Land, for work claimed to have been done for, or materials claimed to have been furnished to, the Premises on Tenant’s account, such lien shall be discharged by Tenant within twenty (20) days after Tenant has notice thereof, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a surety bond in form legally sufficient to discharge the lien. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including reasonable attorneys’ fees incurred in connection therewith) as Additional Rent payable with the next monthly installment of Base Rent falling due at least thirty (30) days thereafter; it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging such lien. It is understood and agreed that any improvements to the Premises shall be conducted on behalf of Tenant, and that Tenant shall be fully responsible therefor. It is further understood and agreed that in the event Landlord shall give its written consent to the making of any improvements to the Premises (if such consent is required hereunder), such written consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises, the Building or the Land to any mechanic’s or materialmen’s liens which may be filed in connection therewith. Upon completion of any material improvements by Tenant, Tenant shall provide Landlord with as-built architectural plans showing the work and electrical layout in a “CADD” format. The parties acknowledge that, subject to Tenant’s compliance with the requirements of this Section 9.2 and Landlord’s prior consent, which consent will not be unreasonably withheld, Tenant shall have the right to install additional emergency electrical generators and fuel storage tanks in areas outside the Building at grade level or below grade level that are mutually acceptable to Landlord and Tenant, to install supplemental air conditioning systems within the Premises requiring the placement of mechanical cooling systems on the roof of the Building in areas mutually acceptable to Landlord and Tenant, to modify the existing sprinkler and life-safety systems, and erect bollards and/or other perimeter security measures in areas mutually acceptable to Landlord and Tenant.

9.3 Subject to Section 12.3 below, Tenant shall indemnify and hold Landlord harmless from and against any and all losses, costs, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any improvements to the Premises by Tenant or any Tenant Party. If any improvements are made without the prior written consent of Landlord (if such consent is required hereunder), Landlord shall have the right to be exercised by written notice to Tenant, within thirty (30) days following Landlord’s discovery that such improvements were made without its consent in violation of this Lease, to require the removal and correction of such improvements and the restoration of the Premises to their condition immediately prior thereto, and Tenant shall be directly liable for all costs and expenses incurred by Landlord in connection therewith. All improvements affixed to the Premises or the Building made by either party shall remain upon and be surrendered with the Premises as a part thereof at the end of the Lease Term, except that if Tenant is not in material default under this Lease, Tenant shall have the right to, at Tenant’s sole option, remove, prior to the expiration of the Lease Term, the alterations, furnishings, trade fixtures and equipment installed by Tenant in the Premises solely at the expense of Tenant. All damage and injury to the Premises or the Building caused by any such removal shall, subject to the provisions of Section 12.3(b) below if applicable, be repaired by Tenant, at Tenant’s sole expense. If any property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease, the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof.

ARTICLE X

SIGNS

10.1 No sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or the interior of the Building (other than signs in the interior of the Premises that are not visible from outside the Premises) without the prior written approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed. Subject to Landlord’s reasonable approval as aforesaid, Tenant shall have the right to install, at its sole expense, signage on the exterior of the Building and a monument sign on the Land. Tenant shall obtain all required permits for such signage and shall otherwise comply with the requirements of Section 9.2. All of Tenant’s signage that is approved by Landlord shall be removed at the expiration or earlier termination of the Lease Term, and Tenant shall repair any damage to the Building resulting therefrom, at Tenant’s cost and expense. If any sign, advertisement or notice that has not been approved by Landlord is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant’s expense. Landlord reserves the right to affix, install and display such signs, advertisements and notices on any part of the exterior or interior of the Building as may be required by applicable law.

ARTICLE XI

ACCESS

11.1 Tenant shall have at all times during the Lease Term, that is 24 hours a day, 7 days a week, reasonable access to the Common Areas and the Premises. Tenant will permit Landlord, or its agents or representatives, to enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, (i) to examine, inspect and protect the Premises and the Building (provided that such entry for examination or inspection shall not be more frequent than quarterly without specific cause therefor), (ii) to make such alterations and/or repairs as in Landlord’s reasonable judgment may be required by law or be necessary to maintain the Building in good condition and repair (provided that Landlord shall take all reasonable effort to minimize any inconvenience or interruption to Tenant’s activities on the Premises), and (iii) to comply with and carry out Landlord’s obligations under this Lease; provided, however, Landlord shall not be entitled to (x) prevent access to any portion of the Premises or (y) materially interfere with or impair Tenant’s use of the Premises or other rights under this Lease including any material impairment to Tenant’s ability to operate a data center therein twenty four (24) hours a day, seven (7) days a week, except in emergency cases (in which event Landlord will nevertheless use diligent efforts to minimize any interruption where practical). In connection with any such entry, Landlord shall reasonably endeavor to minimize the disruption, to Tenant’s use of the Premises, shall give Tenant at least forty-eight (48) hours email or written notice of such entry (except in the event of an emergency) and shall reasonably endeavor to conduct such entry only during normal working hours (except in the event of an emergency). Tenant will have the right to require that Landlord be accompanied by a representative of Tenant during any such entry (except in the case of emergency). Landlord reserves the right to grant easements, rights, and dedications that Landlord deems necessary or desirable for the benefit of the Property, and to record personal maps and restrictions in connection therewith, provided such easements, rights and dedications do not materially interfere with or impair Tenant’s use of the Premises or other rights under this Lease.

11.2 Landlord and Tenant acknowledge that the Project currently is served by a fiber duct bank containing twenty-four (24) conduits. Landlord shall grant to Tenant, on Landlord’s standard form but for no additional charge, an exclusive license coterminous with the term of this Lease to use, at Tenant’s sole cost and expense, eight (8) of the twenty-four (24) existing conduits in the fiber loop serving Ashburn Business Park extending from MH-T1 through and including MH-T15 with two (2) connections to the Building, all as shown on Exhibit A-3 attached hereto, (the “Licensed Conduits”) for any lawful telecommunications purpose, including, without limitation, for purposes of pulling dark fiber through the Licensed Conduits and using such fiber in connection with Tenant’s business operations within the Premises. Such license shall include the right to use existing fiber within the Licensed Conduits subject to the rights of fiber carriers. Landlord reserves the right at all times during the Term to access and splice into, within any manhole, all unused fiber brought in by carriers and service providers (but not Tenant’s infrastructure) within the Licensed Conduits. Tenant shall deliver to Landlord as built drawings using Autocad showing all carrier telecommunication, fiber and copper wire and cables within the Licensed Conduits together with a list of all carriers within thirty (30) days of the Lease Commencement Date and thereafter within fifteen (15) days of the addition of such wiring or cable. Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation and operation of the Licensed Conduits and for paying all fees attendant thereto and for complying with all other Legal Requirements relating to the Licensed Conduits. Tenant shall have sole responsibility for the maintenance, repair and replacement of the Licensed Conduits and of all servicing ancillary thereto. Subject to Landlord’s reasonable rules and regulations, Tenant shall have access to all telecommunications vaults, manholes and underground facilities on the Land or any other adjoining property owned by Landlord or its affiliates for the purpose of servicing any of Tenant’s cables or equipment in or adjacent to the Licensed Conduits and of splicing into unused fiber brought in by carriers and service providers (but not Landlord’s infrastructure) within the conduits other than the Licensed Conduits. In addition, subject to Landlord’s consent as to location and to the terms of Article IX hereof, Tenant shall have the right to install and shall be granted a license to use, a fiber duct bank originating from an offsite Tenant facility transversing the Land or other land owned by Landlord and connecting to the Licensed Conduits. Landlord shall cooperate with Tenant and use commercially reasonable efforts to obtain necessary easements from adjoining land owners to such fiber duct bank. Tenant shall coordinate with Landlord concerning any penetration of the exterior façade of the Building and concerning any potential interference with other Building utilities. All repairs to the Property made necessary by reason of the furnishing, installation, maintenance, or operation of the Licensed Conduits or any replacements thereof shall be at Tenant’s sole cost. Upon the expiration or earlier termination of this Lease, subject to the rights of the affected carrier or provider, the fiber in the Licensed Conduits shall become the property of Landlord and Tenant hereby assigns all right, title, and interest of Tenant therein to Landlord. Tenant’s use of the Licensed Conduits shall not interfere with the structure of the Building, any of the building systems, or the equipment or property (including airwaves reception and other equipment) of any other tenant in the Building or any third party providing services to the Building. Landlord shall have no liability on account of any damage to or interference with the operation of the Licensed Conduits by any third party. Each party shall defend, indemnify and hold harmless the other, and its affiliates and agents, from and against any loss, cost, damage or expense (including reasonable attorneys’ fees) incurred by such party arising out of or as a result of the other’s exercise of any easements, licenses and rights under this Section 11.2 or the breach of the provisions of this Section 11.2.

11.3 Landlord and Tenant acknowledge that critical power is currently provided to the Project through two stacked conduits originating from the switchgear located on the Land (“Power Conduits”). In order that Tenant be able to contract directly with the electrical provider, the existing switchgear will be separated into two independent switchgears, Switchgear A and Switchgear BC, by means of a tie breaker, with Switchgear BC being dedicated solely to providing critical power to the Building. Landlord shall grant to Tenant, on Landlord’s standard form but for no additional charge, an exclusive license coterminous with the Term of this Lease to use, at Tenant’s sole cost and expense, the Switchgear BC and one of the Power Conduits from Switchgear BC up to and including the point at which power feeders are connected to the Building, as shown on Exhibit A-4 hereto (the “Licensed Power Conduit”) for the purpose of providing critical power to the Premises. Tenant shall be responsible for obtaining and maintaining, to the extent required, all approvals, permits and licenses required by any federal, state or local government or utility provider for installation and operation of the Switchgear BC and the Licensed Power Conduit, from the point of connection to the utility provider in the switchgear to the Building, for paying all fees attendant thereto and for complying with all other legal requirements relating to the Switchgear BC and the Licensed Power Conduit. Tenant shall have the sole responsibility for maintenance, repair and replacement of Switchgear BC and the Licensed Power Conduit and all facilities ancillary thereto, if any. Landlord shall have the sole responsibility for maintenance, repair and replacement of Switchgear A and all facilities ancillary thereto, including the tie breaker, and for obtaining all approvals, permits and licenses required by any federal, state or local government or utility provider for installation and operation of Switchgear A, for paying all fees attendant thereto and for complying with all other legal requirements relating to Switchgear A. Prior to performing maintenance within its respective switchgear, the party performing such maintenance shall provide reasonable notice to the other party except in an emergency. Subject to Landlord’s reasonable rules and regulations, Tenant shall have access to all manholes and underground facilities relating to and for the purpose of servicing and maintaining the Licensed Power Conduit. Tenant shall coordinate with Landlord concerning any penetration of the exterior side of the Building in concerning any potential interference with other Building utilities. All repairs to the Project made necessary by reason of the furnishing, installation, maintenance or operation of the Licensed Power Conduit or any replacements thereof, shall be at Tenant’s sole cost. Upon the expiration or early termination of this Lease, the Licensed Power Conduit and all wiring and cables within shall become the property of Landlord and Tenant hereby assigns all right and title and interest therein to Landlord. Tenant’s use of the Licensed Power Conduit shall not interfere with the structure of the Building, and any other Building systems for the equipment or property of any third party providing services to the Building. Except for such as arise from Landlord’s gross negligence or willful misconduct or as provided in Section 11.4 below, Landlord shall have no liability on account of any damage to or interference with the operation of the Licensed Conduits by any third party. Landlord and Tenant each reserve the right in connection with the maintenance, repair, replacement of and splicing within the Power Conduits or other conduits serving the Project, and upon reasonable advance written notice to the other, to cause critical power to be interrupted to any building on the Land, it being recognized that any such interruption may cause Landlord or Tenant, as the case may be, to be required to implement use of redundant power during such periods of interruption.

11.4 Notwithstanding any contrary provision of this Lease, in the event there is a telecommunications or data interruption in the Premises that (i) is not the result of a general failure of service on the part of the applicable telecommunications provider and (ii) threatens Tenant’s ability to provide services to its customers from the Premises, for a reason not caused by the acts of Tenant or any Tenant Party (“Service Interruption”), Tenant shall promptly provide written notice of a Service Interruption to Landlord (“Service Interruption Notice”). If the Service Interruption Notice is provided by facsimile transmission such notice shall be deemed delivered upon telephone confirmation of receipt of the transmission thereof at the appropriate party’s address for notice purposes. If the Service Interruption Notice is delivered to Landlord during business hours, Landlord shall have six (6) hours to commence taking commercially reasonable efforts to cure said Service Interruption and shall thereafter diligently pursue such cure to completion using commercially reasonable efforts. If the Service Interruption Notice is delivered to Landlord outside of business hours, Landlord shall have until the next business day, but in no event longer than fifteen (15) hours, to commence curing said Service Interruption and shall diligently pursue such cure of a Service Interruption to completion. If Landlord does not commence the cure of the Service Interruption within the applicable cure commencement period, Tenant shall be entitled to undertake such commercially reasonable efforts as are necessary to cure the Service Interruption. Subject to the rights of other tenants in the Project, Tenant shall have the right to enter such portions of the Project as may be reasonably required to effectuate any reasonable cure of such Service Interruption, provided that (i) Tenant shall use all reasonable efforts to include the Landlord’s Project manager or Project personnel in connection with the entry into any portions of the Project outside of the Premises, and (ii) Tenant shall repair any damage caused by any such repair activities of Tenant and shall indemnify and hold Landlord harmless from any claims, including any related attorneys fees, by other tenants in the Project for damage to persons or property resulting from such activities of Tenant. Tenant shall be entitled to reimbursement for the sums reasonably expended by Tenant to effectuate such cure within thirty (30) days after submitting a written invoice of said sums to Landlord; provided that, if Landlord disputes the amount of such claim for reimbursement, Landlord shall give Tenant written notice of such dispute prior to the end of such thirty (30) day period in which event, and prior to the commencement of any collection action on Tenant’s part, Landlord and Tenant shall meet and confer on not less than two (2) occasions (at a mutually agreeable time and place in the Ashburn, Virginia area) in the ensuing sixty (60) days in an attempt to resolve such dispute. In no event shall Tenant be entitled to offset such sums.

ARTICLE XII

INSURANCE

12.1 Throughout the Lease Term, Landlord shall maintain, at Tenant’s sole expense:

(a) Property damage insurance covering the Building and, subject to Section 12.3 below, all equipment and fixtures installed therein providing protection against any peril included within the classification “All Risk” inclusive of standard fire and extended coverage insurance, including endorsements against vandalism, malicious mischief and other perils in an amount equal to the replacement cost thereof, exclusive of architectural and engineering fees, excavation, footings and foundations with a deductible amount of not more than $10,000.

(b) Commercial general liability insurance against claims for bodily injury and property damage occurring in or about the Land and Building in amounts as shall from time to time be carried by owners and operators of comparable buildings, but in no event less than Five Million Dollars ($5,000,000), with a commercially reasonable deductible.

Tenant shall reimburse Landlord for the cost of all premiums for insurance required under this Section 12.1 within thirty (30) days of written demand from Landlord accompanied by reasonable supporting documentation and such sums shall be considered Additional Rent hereunder.

12.2 Throughout the Lease Term, Tenant shall insure the contents of the Premises, including all furnishings, trade fixtures, and equipment used or installed in the Premises by Tenant, and any other personal property of Tenant therein against loss due to fire and other casualties included in standard extended coverage insurance policies in minimum amounts not less than the full replacement cost of Tenant’s furnishings, trade fixtures, equipment and other personal property with a deductible amount of not more than $100,000. Throughout the Lease

Term, Tenant shall obtain and maintain comprehensive public liability insurance in a company or companies licensed to do business in the Commonwealth of Virginia and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Such insurance shall be in minimum amounts of Four Million Dollars ($4,000,000) per occurrence plus a general aggregate of Ten Million Dollars ($10,000,000) for injury to persons and damage to property and shall be for a minimum term of one (1) year. In addition, at all times when any construction is in progress, Tenant shall maintain or cause to be maintained by its contractors and subcontractors with companies reasonably approved by Landlord, builders risk insurance, completed value form, covering all physical loss, in amounts reasonably satisfactory to Landlord. In addition, each of said policies of insurance shall name Landlord and others designated by Landlord, as additional insureds. If requested by the holder of any mortgage or deed of trust against the Building, the public liability policy referred to above shall also name such holder as an additional insured thereunder. Receipts or certificates evidencing payment of the premiums for such insurance shall be delivered by Tenant at least annually. Each such policy shall contain an endorsement prohibiting cancellation or reduction of coverage without first giving Landlord and the holder of any mortgage or deed of trust on the Building at least thirty (30) days’ prior written notice of such proposed action.

12.3 (a) Notwithstanding any provisions of this Lease to the contrary, Tenant hereby waives its right of recovery against Landlord and releases Landlord from any claim for which Landlord may otherwise be liable arising out of losses, claims, casualties or other damages to the extent either (i) such loss, claim, casualty or other damage would have been covered under insurance coverage Tenant is required to maintain pursuant to this Article XII or (ii) Tenant receives insurance proceeds on account of any such losses, claims, casualties or other damages. Each policy of property insurance obtained by Tenant pursuant to the provisions of this Article XII shall include a waiver of the insurer’s right of subrogation against Landlord, and shall contain an endorsement to the effect that any loss payable under such policy shall be payable notwithstanding any act or negligence of Landlord, or any Landlord Party, which might, absent such agreement, result in the forfeiture of payment for such loss.

(b) Notwithstanding any provisions of this Lease to the contrary, Landlord hereby waives its right of recovery against Tenant and releases Tenant from any claim for which Tenant may otherwise be liable arising out of losses, claims, casualties or other damages to the extent either (i) such loss, claim, casualty or other damage would have been covered under insurance coverage Landlord is required to maintain insurance pursuant to this Article XII or (ii) Landlord receives insurance proceeds on account of any such losses, claims, casualties or other damages. Each policy of property insurance obtained by Landlord with respect to the Building or Property pursuant to this Article XII or otherwise shall include a waiver of the insurer’s right of subrogation against Tenant, and shall contain an endorsement to the effect that any loss payable under such policy shall be payable notwithstanding any act or negligence of Tenant, or any Tenant Party, which might, absent such agreement, result in the forfeiture of payment for such loss.

ARTICLE XIII

UTILITIES

13.1 Tenant agrees to contract directly for and timely pay for all utilities serving the Premises prior to delinquency and to provide and shall pay directly all charges relating to, janitorial services to the Premises.

13.2 Tenant shall have the right to install in the Premises such electronic and other security equipment as Tenant typically provides in other facilities operated by Tenant and to provide such other security services as Tenant deems reasonably necessary for the operation of Tenant’s facility in the Premises. Landlord will reasonably cooperate with Tenant’s security requirements.

13.3 Landlord and Tenant acknowledge that electricity for the entire Connector is provided through the Licensed Power Conduit. Landlord and Tenant agree that Tenant shall have the right at any time, at Tenant’s expense, to install submeters to measure the cost of electricity being used in the portion of the Connector being retained by Landlord and bill Landlord for such cost, which cost Landlord will pay to Tenant within twenty (20) days of receipt of an invoice accompanied by reasonable supporting documentation. In addition, Landlord hereby agrees that upon commencing any material work in Building 2, Landlord shall, at its expense, either (i) disconnect from the Licensed Power Conduit all interior lights within the portion of the Connector being retained by Landlord or (ii) if Tenant has not done so in accordance with the preceding sentence, install submeters measuring the cost of electricity being used in the portion of the Connector being retained by Landlord and reimburse Tenant for such cost in accordance with the above procedure.

ARTICLE XIV

LIABILITY OF LANDLORD

14.1 Except as expressly provided to the contrary in this Lease, Landlord shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests for any damage, injury, loss, compensation or claim, based on, arising out of or resulting from any cause whatsoever, including but not limited to the following: (i) repairs to any portion of the Premises or the Building; (ii) interruption in the use of the Premises; (iii) any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of elevators, or of the heating, cooling, electrical or plumbing equipment or apparatus; (iv) the termination of this Lease by reason of the destruction of the Premises or the Building; (v) any fire, robbery, theft, mysterious disappearance and/or any other casualty; (vi) the actions of other tenants in the Building, if any, or of any other person or persons; and (vii) any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building; provided, however, that Landlord shall not be released pursuant to this Section 14.1 from any liability (i) resulting directly from Landlord’s breach of, or default as to, or failure to comply with, any of its covenants, warranties or other obligations under this Lease, or (ii) subject to Section 12.3(a) above, property damage, personal injury or death caused directly by Landlord’s negligence or willful misconduct or the negligence or willful misconduct of any Landlord Party. In no event (notwithstanding anything in the immediately preceding sentence or elsewhere in this Lease to the contrary) shall Landlord have any liability to Tenant for any claims based on the interruption of or loss to Tenant’s business.

14.2 (a) Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities (including reasonable attorneys’ fees and any costs of litigation) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from (i) Tenant’s use and occupancy of the Premises, operation of the equipment in the Premises or the business conducted by Tenant therein, (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring within the Premises or otherwise caused by Tenant or any Tenant Party during the Lease Term or any period of time prior to the Lease Commencement Date, (iii) any act or tortious or wrongful omission to act by Tenant or any Tenant Party (other than Landlord or Landlord’s employees, contractors, agents, customers, invitees or other tenants or licensees), or (iv) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease; provided that Tenant’s obligations to indemnify and hold Landlord harmless pursuant to this Section 14.2 shall not include any costs, damages, claims or liabilities, suffered by or claimed against Landlord directly based on, arising out of or resulting from any negligence or willful misconduct of Landlord or any Landlord Party.

(b) Landlord shall indemnify and hold Tenant harmless from and against all costs, damages, claims, liabilities (including reasonable attorneys’ fees, and costs of litigation) suffered by or claimed against Tenant, directly or indirectly, based on, arising out of or resulting from (i) any work or act done in violation of this Lease in or about the Premises or the Building by Landlord or any Landlord Party; (ii) any negligence or other wrongful act or omission on the part of the Landlord or any Landlord Party; and (iii) any failure on the part of Landlord to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

14.3 Except as expressly provided in this Lease, in the event that at any time Landlord shall sell or transfer the Building, provided the purchaser or transferee expressly assumes in writing the obligations of Landlord hereunder, the Landlord named herein shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of such sale or transfer. Furthermore, upon such assumption, Tenant agrees to attorn to any such purchaser or transferee upon all the terms and conditions of this Lease.

14.4 In the event that at any time during the Lease Term Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

14.5 Tenant agrees that in the event Tenant is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against Landlord’s equity interest in the Building and the Land. In no event shall Landlord or any partner or member of Landlord or any other person be held to have any personal liability for satisfaction of any claims or judgments that Tenant may have against Landlord.

ARTICLE XV

[Intentionally Deleted]

ARTICLE XVI

DAMAGE OR DESTRUCTION

16.1 If, during or prior to the Lease Term, the Premises or the Building are totally or partially damaged or destroyed from any cause, thereby rendering the Premises totally or partially inaccessible or unusable by Tenant for its business, within forty-five (45) days following the date of any such damage, Landlord shall promptly notify Tenant of Landlord’s good-faith best estimate of the time required to repair such damage in the manner described herein (“Landlord’s Repair Notice”). Landlord shall thereafter diligently (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved) restore and repair the Premises and the Building to substantially the same condition they were in prior to such damage using materials and workmanship equal to or better in quality than those originally incorporated into the Premises; provided, however, if (i) insurance proceeds which, when added to any necessary deductible payment or voluntary payment by Tenant, would be sufficient for restoration are unavailable for any reason (other than due to Landlord’s failure to maintain the insurance coverage required hereunder), or (ii) more than fifty percent (50%) of the Building is destroyed as a result of such damage, then Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within sixty (60) days after the occurrence of such damage. If this Lease is terminated pursuant to the preceding sentence, all Base Rent and Additional Rent payable hereunder shall be equitably apportioned and paid to the date of the occurrence of such damage or destruction, and neither Landlord nor Tenant shall have any further rights or remedies as against each other pursuant to this Lease accruing after the date of termination.

16.2 If this Lease is not terminated in accordance with the provisions of Section 16.1, then, until the repair and restoration of the Premises is completed Tenant shall be required to pay Base Rent and Additional Rent only for that part of the Premises that Landlord and Tenant mutually agree, in their reasonable judgment, that Tenant is able to use (as such use is contemplated by this Lease) while repairs are being made, based on the ratio that the amount of usable rentable area bears to the total rentable area in the Premises. Landlord shall bear the costs and expense of repairing and restoring the Premises, subject to the limitations on Landlord’s obligations set forth in this Article XVI.

16.3 If Landlord’s Repair Notice indicates that the Premises cannot be made tenantable within nine (9) months from the date of damage, then regardless of anything in this Article XVI above to the contrary, Tenant shall have the right to terminate this Lease by giving written notice to Landlord of such election within thirty (30) business days after receipt of Landlord’s Repair Notice.

16.4 If Landlord repairs and restores the Premises as provided in this Article XVI, Landlord shall not be required to repair or restore any alterations or improvements to the Premises previously made by or at the expense of Tenant or any trade fixtures, furnishings, equipment or personal property belonging to Tenant. It shall be Tenant’s sole responsibility to repair and restore all such items. Notwithstanding the foregoing, the Landlord shall be required to repair and restore all Utility Infrastructure and Critical Equipment.

ARTICLE XVII

CONDEMNATION

17.1 If the whole or a substantial part of the Premises or a portion thereof required for the reasonable use of the Premises, is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, then the term of this Lease shall cease and terminate as of the date when title vests in such governmental authority. If less than a substantial part of the Premises, or a portion thereof not required for the reasonable use of the Premises, is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, the rent shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. In the event of any such condemnation or taking and this Lease is not so terminated, Landlord shall promptly repair the Premises or the Property, as the case may be, to a condition such that the remaining portion of the Premises or Property, as the case may be, shall constitute an architectural unit, fit for Tenant’s occupancy and business. For purposes of this section, a “substantial part of the Premises” shall be considered to have been taken if twenty-five percent (25%) or more of the Premises is condemned or acquired in lieu of condemnation, or if less than twenty-five (25%) of the Premises is taken if the portion of the Premises taken renders the entire Premises not reasonably usable for the conduct of the Permitted Use.

17.2 All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired term of this Lease or the loss of profits or goodwill. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for severance damages or the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and for relocation Operating Expenses, provided that such claim does not in any way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

ARTICLE XVIII

DEFAULT

18.1 The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease:

(a) If Tenant shall fail to pay any scheduled installment of Base Rent or Additional Rent when due and such failure shall continue uncured for a period of ten (10) days following the receipt by Tenant of the first written notice from Landlord in any twelve (12) calendar month period that the same is past due (the “First Rent Deficiency Notice”), or, after Landlord has provided Tenant the First Rent Deficiency Notice, Tenant shall subsequently fail to pay any scheduled installment of Base Rent or Additional Rent when due and such failure shall continue for a period of five (5) days;

(b) If Tenant shall fail to pay when due any other payment required by this Lease (other than scheduled installments of Base Rent or Additional Rent), for which Landlord has delivered an invoice to Tenant, if required hereunder, and such failure shall continue for a period of ten (10) days after written notice from Landlord.

(c) If Tenant shall violate or fail to perform any other term, condition, covenant or agreement to be performed or observed by Tenant under this Lease and such violation or failure shall continue uncured for a period of thirty (30) days after Landlord notifies Tenant in writing of such failure (or, if such failure is not reasonably susceptible to cure within such thirty (30) day period, such longer period (not to exceed ninety (90) additional days) may be reasonably necessary to complete such cure so long as Tenant commences such cure within thirty (30) days and thereafter diligently prosecutes such cure to completion).

(d) An Event of Bankruptcy as defined in Article XIX hereof.

18.2 If there shall occur an Event of Default under this Lease, including without limitation an Event of Default prior to the Lease Commencement Date, Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant’s right of possession, and take possession of the Premises. The provisions of this Article XVIII shall operate as a notice to quit, and Tenant waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under and by virtue of the laws of the Commonwealth of Virginia, or by such other proceedings, including reentry and possession, as may be applicable. If Landlord terminates this Lease and/or terminates Tenant’s right of possession, then everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to the right of Landlord to recover from Tenant all rent and other sums due under this Lease. Whether or not this Lease and/or Tenant’s right of possession is terminated by reason of Tenant’s default, Landlord shall have the right, so long as any Event of Default is continuing, to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. Upon any termination of this Lease by Landlord, Landlord agrees to use reasonable efforts to attempt to relet the Premises for such rent and upon such terms as are not unreasonable under the circumstances, which rental, if and to the extent actually received, shall be offset against Tenant’s liability hereunder, and if the full rental provided herein plus the reasonable costs, expenses and damages hereafter described shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in Base Rent and Additional Rent, reasonable attorneys’ fees, brokerage fees, and the expenses of placing the Premises in first class rentable condition. Tenant expressly acknowledges that Landlord’s agreement to use reasonable efforts to attempt to relet the Premises as provided above shall in no event limit, restrict, or prejudice in any way, Landlord’s or Landlord’s affiliates’ and agents’ rights to lease other space in the Project prior to reletting the Premises. Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or any failure to collect any rent due or accrued upon such reletting, to the end and intent that Tenant may be liable for the Base Rent, Additional Rent and any and all other items of costs and expenses which Tenant shall have been obligated to pay throughout the remainder of the Lease Term. Any damages or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, at Landlord’s option, may be deferred until the expiration of the Lease Term, in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of the Lease Term. The provisions contained in this Section 18.2 shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of this Lease.

18.3 As an alternative to recovering damages on account of rental deficiencies on a periodic basis as set forth in Section 18.2 above, Landlord may recover, upon demand, as liquidated damages an amount equal to the amount by which (i) the present value (as of the date of the termination of this Lease) of the Base Rent, Additional Rent, and other sums which would have been payable under this Lease from the date of such demand exceeds (ii) the present value (as of the date of the termination of this Lease) of the Base Rent, Additional Rent and other sums which Tenant establishes by a preponderance of the evidence that Landlord, in a reasonable effort to lease the Premises, could receive from the Premises during the remainder of the Lease Term (net of all expenses and all vacancy periods reasonably projected to be incurred in connection with the reletting of the Premises), which damages shall be payable to Landlord in one lump sum following determination by the court. For purposes of this Section, present value shall be computed by discounting at a rate equal to two percent (2%) higher than the “Prime Rate” as published in the Money Rates section of The Wall Street Journal on the date Landlord gives written notice of its election to exercise the foregoing right of acceleration.

18.4 All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord at law or in equity. Except as described in Section 18.3 above, all rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative and the exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to specific circumstances described in such written waiver.

18.5 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of default or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder, except to the extent agreed by Landlord in writing in connection with such compromise or settlement. Neither the payment by Tenant of a lesser amount than the installments of Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

18.6 If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. If Landlord elects to make such payment or do such act, all costs and expenses incurred by Landlord, plus interest thereon at the rate per annum which is three percent (3%) higher than the Prime Rate from the date paid by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent hereunder and shall be immediately paid by Tenant to Landlord; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default.

18.7 If Tenant fails to make any payment of Base Rent or of Additional Rent on or before the date such payment is due and payable, Tenant shall pay to Landlord a late charge of five (5%) of the amount of such payment. In addition, such payment shall bear interest at the rate per annum which is three percent (3%) higher than the Prime Rate from the date such payment became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Such late charge and interest shall constitute Additional Rent due and payable hereunder with the next installment of Base Rent due hereunder. Notwithstanding the foregoing, Landlord shall waive the late charge the first time in any twelve (12) calendar month period that Tenant fails to make a payment when due, provided such payment is made before the expiration of the grace period specified in Section 18.1(a).

ARTICLE XIX

BANKRUPTCY

19.1 The following shall be an Event of Bankruptcy under this Lease:

(a) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any State, District, Commonwealth or territory of the United States (the “Insolvency Laws”);

(b) The appointment of a receiver or custodian for any or all of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property;

(c) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; ,

(d) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within ninety (90) days of filing or (ii) results in the issuance of an order or relief against the debtor; or

(e) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

ARTICLE XX

SUBORDINATION; MORTGAGES

20.1 This Lease is subject and subordinate to the lien of any and all mortgages (which term “mortgages” shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) which may hereafter encumber the Land and/or the Building, and to all and any renewals, extensions, modifications, recastings or refinancings thereof, provided, however, that the effectiveness of such subordination is subject to the condition that Landlord obtain from any holder of any such mortgage or deed of trust on the Land and/or the Building a non-disturbance agreement on such holder’s commercially reasonable form, to the end and intent that as long as Tenant pays all rent when due and materially observes all other covenants and obligations on its part to be observed under this Lease, the terms and conditions of this Lease shall continue in full force and effect and Tenant’s rights under this Lease and its possession, use and occupancy of the Premises shall not be disturbed during the term of this Lease by the holder of such mortgage or deed of trust or by any purchaser upon foreclosure of such mortgage or deed of trust. Landlord will deliver to Tenant a non-disturbance agreement in commercially reasonable form from Landlord’s current mortgagee or any ground lessor or lien holder on the Premises for execution by Tenant and such party within sixty (60) days following the Effective Date. The failure of Landlord, Landlord’s current mortgagee, ground lessor or lien holder to execute such non-disturbance agreement within such sixty (60) day period shall give Tenant the right, at its sole option, to terminate this Lease. At any time after the execution of this Lease, the holder of any mortgage to which this Lease is subordinate shall have the right to declare this Lease to be superior to the lien of such mortgage, and Tenant agrees to execute all documents reasonably required by such holder in confirmation thereof. Landlord hereby covenants and warrants that any mortgage that encumbers the Land as of the date of this Lease shall no longer encumber the Land as of the date of that Landlord acquires title to the Land. Landlord will promptly provide Tenant with a true, correct and complete copy of any notice of default delivered to Landlord by the holder of any mortgage. Any non-disturbance agreement provided for in this Section 20.1 shall also run to the benefit of Tenant’s sublessees, licensees and customers.

20.2 In confirmation of the foregoing subordination, Tenant shall, at Landlord’s request, promptly execute and deliver any requisite or appropriate certificate or other document evidencing such subordination. Tenant agrees that neither the institution of any suit, action or other proceeding by the holder of any mortgage on the Building to realize upon such mortgage holder’s interest in the Building, nor any sale of the Building pursuant to the provisions of the mortgage in favor of such mortgage holder, shall, by operation of law or otherwise, result in the cancellation or termination of this Lease or of the obligations of Tenant hereunder, and that Tenant shall attorn to the purchaser at such foreclosure sale and shall recognize such purchaser as the landlord under this Lease. Tenant further agrees that for the purposes of this Section 20.2, the term “purchaser” or “purchaser at a foreclosure sale” shall mean, without limitation, a purchaser at a foreclosure sale affecting the Building or the holder of any mortgage on the Building. Tenant agrees that upon such attornment, such purchaser shall not (a) be bound by any rent credits or payments of annual Base Rent or Additional Rent for more than one (1) month in advance, (b) be bound by any amendment of this Lease made without the consent of any lender providing financing for the Building; or (d) be subject to any offsets or defenses which Tenant might have against any prior landlord, except to the extent that the act or omission giving rise to such offset or defense shall occur following such attornment; provided, however, that after succeeding to Landlord’s interest under this Lease, such purchaser shall perform in accordance with the terms of this Lease all obligations of Landlord arising after the date such purchaser acquires title to the Building. Upon request by such purchaser, Tenant shall execute and deliver an instrument or instruments in commercially reasonable form confirming its attornment.

20.3 (a) After Tenant receives notice from any person, firm or other entity that it holds a mortgage or deed of trust on the Building or the Land, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder or Trustee; provided, however, that Tenant shall have been furnished with the name and address of such holder or Trustee. The curing of any of Landlord’s defaults by such holder or Trustee shall be treated as performance by Landlord.

(b) In addition to the time afforded Landlord for the curing of any default, if the default could give rise to a right of Tenant to terminate this Lease or to set off or claim a credit against the rent any such holder or Trustee shall have an additional thirty (30) days after the expiration of the period allowed to Landlord for the cure of any such default within which to commence a cure.

(c) In the event that any lender providing construction or permanent financing or any refinancing for the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are acceptable to Tenant, (ii) do not affect in a material manner Tenant’s rights hereunder including its use of the Premises as herein permitted, (iii) do not increase the rent and other sums to be paid by Tenant hereunder or in connection with its occupancy of the Premises, and (iv) do not materially diminish any of Tenant’s other rights under this Lease or materially increase Tenant’s other obligations or liabilities under this Lease, Landlord may submit to Tenant a written amendment to this Lease incorporating such required changes, and Tenant hereby covenants and agrees to execute, acknowledge and deliver such amendment to Landlord within fifteen (15) days of Tenant’s receipt thereof.

ARTICLE XXI

HOLDING OVER

21.1 In the event that Tenant shall not immediately surrender the Premises on the date of the expiration of the Lease Term, Tenant shall become a tenant by the month at the greater of (i) fair market rental value for the Premises or (ii) one hundred fifty percent (150%) of the Base Rent in effect during the last month of the Lease Term, plus one hundred percent (100%) of all Additional Rent in effect during the last month of the Lease Term, calculated on a per diem basis. Said monthly tenancy shall commence on the first day following the expiration of the Lease Term. As a monthly tenant, Tenant shall be subject to all the terms, conditions, covenants and agreements of this Lease. Notwithstanding the foregoing provisions of this Section 21.1, in the event that Tenant shall hold over after the expiration of the Lease Term, and if Landlord shall desire to regain possession of the Premises promptly at the expiration of the Lease Term, then at any time prior to Landlord’s acceptance of rent from Tenant as a monthly tenant hereunder, Landlord, at its option, may forthwith re-enter and take possession of the Premises by any legal process in force in the Commonwealth of Virginia.

ARTICLE XXII

COVENANTS OF LANDLORD

22.1 Landlord covenants that it has the right to make this Lease for the term aforesaid, and that so long as Tenant shall pay all rent when due and perform all the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Landlord covenants that Tenant shall, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without disturbance, molestation or hindrance by any person whatever either claiming by, through or under Landlord or claiming an interest in the Premises prior or superior to Tenant’s. Tenant acknowledges and agrees that its leasehold estate in and to the Premises vests on the date this Lease is executed, notwithstanding that the Lease Term will not commence until a future date.

ARTICLE XXIII

PARKING

23.1 During the Lease Term, Landlord shall make available to Tenant, at no charge to Tenant, two (2) parking spaces per 1,000 square feet of rentable area in the Premises in the surface parking areas located adjacent to the Building on a non-exclusive, unassigned, first-come, first-served basis; provided, however, that 171 parking spaces located immediately to the front and side of the Building and adjacent to the rear of the Building shall be reserved for Tenant’s exclusive use. Tenant shall have the right to block off parking spaces immediately adjacent to the Building if reasonably required, in Tenant’s judgment to provide adequate security for the Building. The reserved parking spaces are depicted on Exhibit A-6 attached hereto.

23.2 It is understood and agreed that Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the parking areas or to any personal property located therein, or for any injury sustained by any person in or about the parking areas. If Tenant is consistently unable to make use of the number of spaces allocated to Tenant pursuant to this Article XXIII, Tenant may notify Landlord of such fact and Landlord shall use reasonable efforts to assist Tenant in obtaining use of the number of parking spaces allocated in Section 23.1 above, which assistance may be in the form of establishing reasonable control measures over the parking facilities, such as issuing parking stickers for vehicles or parking permits for Tenant’s vehicles and/or installing a gateway to the parking area (the cost of such efforts may be included as an Operating Expense).

ARTICLE XXIV

GENERAL PROVISIONS

24.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Tenant except as herein expressly set forth.

24.2 Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

24.3 The obligations of Tenant hereunder shall be separate and independent covenants and agreements. This is a net lease and Base Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid, except as otherwise expressly provided herein, without notice or demand, counterclaim, recoupment, abatement, suspension, reduction or defense.

24.4 Each party agrees, at any time and from time to time, upon not less than fifteen (15) days’ prior written notice by the other, to execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of the certifying party, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) stating the address to which notices to the certifying party are to be sent; and (v) stating such other information as the requesting party or any mortgagee or prospective mortgagee of the Building (in the case of a certificate requested by Landlord) may reasonably request. Any such statement delivered by Tenant may be relied upon by any landlord of the Building or the land upon which it is situated, any prospective purchaser of the Building or such land, any mortgagee or prospective mortgagee of the Building or such land or of Landlord’s interest therein, or any prospective assignee of any such mortgagee.

24.5 Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other in connection with any matter arising out of or in any way connected with this Lease, the relationship of landlord and tenant hereunder, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage.

24.6 All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if delivered by nationally recognized overnight courier service (with receipt therefor), or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (i) if to Landlord, at DuPont Fabros Development LLC, Suite 1000, 1707 H Street, N.W., Washington, D.C. 20006, with a copy to Cooley Godward LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, Virginia 20190-5601, Attn: John H. Toole; (ii) if to Tenant, to Equinix, Inc., 301 Velocity Way, 5th Floor, Foster City, California 94404-4803, Attn: Director of Real Estate, with a copy to Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111 (after July 4, 2004, 405 Howard Street, San Francisco, California 94105), Attn: William G. Murray, Jr. Either party may change its address for the giving of notices by notice given in accordance with this Section.

24.7 If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

24.8 Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

24.9 The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

24.10 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations and discussions between the parties hereto. Any representation, inducement or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

24.11 This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

24.12 Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

24.13 The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

24.14 Time is of the essence of each provision of this Lease.

24.15 This Lease shall not be recorded.

24.16 [Intentionally Deleted]

24.17 Except as expressly set forth herein to the contrary, all of the parties’ duties and obligations hereunder shall survive the termination of this Lease for any reason whatsoever.

24.18 [Intentionally Deleted]

24.19 Each party hereby represents and warrants to the other that all necessary corporate or company action has been taken to enter into this Lease and that the person signing this Lease on behalf of such party has been duly authorized to do so.

24.20 Any amounts required to be paid by Tenant under this Lease other than Base Rent shall be considered “Additional Rent”. All payments of Additional Rent shall be paid to Landlord without diminution, setoff or deduction, in the same manner as annual Base Rent pursuant to Section 3.3 hereof or as may otherwise be provided in this Lease.

24.21 [Intentionally Deleted]

24.22 This Lease includes and incorporates Exhibits A, A-1, A-2, A-3, A-4, A-5, A-6 B, C and D attached hereto.

24.23 Landlord and Tenant each represents and warrants to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease other than Trammell Crow Services, Inc. and Millennium Realty Advisors, LLC, who shall be paid a commission by Landlord pursuant to the terms of a separate agreement. Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any other broker, agent or finder engaged by the indemnifying party or with whom the indemnifying party has dealt in connection with this Lease.

24.24 Neither party will, without the prior written consent of the other party (which may be withheld in the other party’s sole discretion) disclose to any party (other than the disclosing party’s prospective acquirers, underwriters, investors, mortgagees, and other lenders and Tenant’s prospective assignees and subtenants, and counsel for the foregoing parties (but in such event only if such parties agree to keep such information confidential) or as may be required by applicable law or judicial order or any required official filing with any governmental agency or public stock exchange) any of the terms and conditions of this Lease; provided that Landlord may disclose to prospective tenants the existence of this Lease but not the terms and conditions hereof. This limitation shall not apply if and to the extent that the terms and conditions of this Lease become publicly available (other than by breach of this Section 24.24). For the avoidance of doubt, the parties acknowledge and agree that recordation of this Lease or of a memorandum thereof by a party shall constitute a breach of this Section 24.24 by such party if the applicable recorded documents contain any of the material business terms of this Lease, including without limitation, the Rent due hereunder. In addition, Landlord shall not without Tenant’s consent (which may be withheld in Tenant’s sole discretion) issue any press releases, make any public statements, place advertisements or publicize in any manner, regarding the fact that Tenant has leased space in, or is occupying a portion of, the Building. The sole remedy for a breach of the foregoing undertaking shall be an action for specific performance, injunction or restraining order, and such a breach shall not otherwise be deemed to constitute a default under this Lease or give rise to any claim for damages or other relief.

24.25 This Lease may be executed in separate counterparts, each of which shall constitute an original and all of which, together, shall constitute one and the same instrument. This Lease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

ARTICLE XXV

COMMUNICATIONS EQUIPMENT

25.1 Tenant may install, free of charge, at its sole cost, risk and expense, satellite dishes and communications equipment (the “Communications Equipment”) on the roof of the Building and on the Land in an amount and of a type mutually agreed to by Landlord and Tenant and subject to Landlord’s prior written approval of plans and specifications for the Communications Equipment, the location of Communication Equipment on the Land and the type, location and placement of all cabling and wiring ancillary thereto, which approval shall not be unreasonably withheld and, with respect to rooftop Communications Equipment, shall be limited to matters affecting the structure of the Building, and the integrity of the roof and the Building systems. In connection with the installation of any such Communications Equipment on the roof, Tenant shall have the right to install a ladder on the exterior of the Building to provide access to the roof.. Landlord makes no representation concerning the suitability of the rooftop as a location for Tenant’s Communications Equipment, and Landlord’s approval of Tenant’s plans and specifications shall in no event be construed as constituting such a representation. Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation and operation of the Communications Equipment and for paying all fees attendant thereto and for complying with all other Legal Requirements relating to the Communications Equipment. If the Communications Equipment is installed, Tenant shall have sole responsibility for the maintenance, repair and replacement thereof and of all cabling and wiring ancillary thereto. Tenant shall coordinate with Landlord’s property manager concerning any penetration of the roof or the exterior façade of the Building, and shall in no event take any action that will void any then-existing roof warranty. All repairs to the Building made necessary by reason of the furnishing, installation, maintenance, operation or removal of the Communications Equipment or any replacements thereof shall be at Tenant’s sole cost. Upon expiration or termination of this Lease, Tenant shall have the option of leaving the Communications Equipment and any wiring or accessories associated with the Communications Equipment in place or removing the Communications Equipment and ancillary wiring and accessories and in the event of such removal shall repair any damage to the Building or Land caused by the installation or removal of the Communications Equipment and related equipment. Tenant’s Communications Equipment shall not interfere with the structure of the Building, any of the building systems, or the equipment (including airwaves reception and other equipment) of any other tenant in the Building. Tenant’s rights pursuant to this Section 27.1 shall be non-exclusive except with respect to rooftop Communications Equipment. Landlord shall have no liability on account of any damage to or interference with the operation of the Communications Equipment by any third party.

ARTICLE XXVI

RENEWAL

26.1 Landlord hereby grants to Tenant the right, exercisable at Tenant’s option, to renew the term of this Lease for two (2) terms (each a “Renewal Term”) of ten (10) years each. If such right is exercised, and if the conditions applicable thereto have been satisfied, the first Renewal Term shall commence immediately following the end of the Lease Term provided in this Lease and if the right is exercised with respect to the second Renewal Term, and the conditions thereto have been satisfied, the second Renewal Term shall commence immediately following the first Renewal Term. The right of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a) Tenant shall exercise its right of renewal with respect to each Renewal Term by giving Landlord written notice thereof not earlier than twenty-four (24) months and not later than twelve (12) months prior to the expiration date of the then-current Lease Term. Tenant’s exercise of each right of renewal shall be irrevocable and shall be binding upon both Landlord and Tenant.

(b) In the event a renewal option notice is not given timely, Tenant’s right of renewal with respect to such Renewal Term shall lapse and be of no further force or effect.

(c) Each renewal option may be exercised only with respect to the entire Premises.

(d) All the terms, conditions, covenants and agreements set forth in this Lease shall continue to apply and be binding upon Landlord and Tenant during the Renewal Term, except for the determination of monthly Base Rent as set forth in Section 26.2 below.

(e) In the event there exists an Event of Default under this Lease on the date a renewal option notice is sent or on the date such Renewal Term is to commence, then, at Landlord’s option, such Renewal Term shall not commence and the Lease Term shall expire at the date the Lease Term would have expired without such renewal.

(f) The renewal option shall be exercised only by the original Tenant hereunder, and not by any assignee or subtenant other than a Permitted Transferee which is an assignee or subtenant of the entire Premises. In the event the original Tenant hereunder assigns its interest in this Lease to any other entity, Tenant’s rights under this Section 26.1 shall lapse as though this Section 26.1 had never been included in this Lease.

26.2 During each Renewal Term, the annual base rent shall be equal to ninety-five percent (95%) of Market Rent for the applicable Renewal Term as determined below.

26.3 The “Market Rent” for each Renewal Term shall mean the arms length fair market annual rental rate per rentable square foot determined on a triple-net basis under all leases (including, without limitation, new leases and renewal leases, but not subleases) entered into on or about the date on which the Market Rent is being determined hereunder for space comparable (in terms of rentable square footage and physical quality) to the Premises in the Dulles Corridor, Virginia area. The determination of Market Rent shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as the presence or absence of the obligation to pay a leasing commission, additional rent required, the load factor for the applicable spaces, the length of the term for such leases, rent abatements, tenant improvement obligations, free rent periods, moving allowances, design allowances, the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, signage rights and any other concessions. Market Rent shall specifically not include or take into account any alterations, equipment, fixtures or trade fixtures installed by Tenant in the Premises nor shall it include or take into account any value attributable to the in-place customers, licensees or subtenants of Tenant.

26.4 Following the giving of the renewal option notice, Landlord and Tenant shall commence negotiations concerning the amount of Market Rent. The parties shall have thirty (30) days after the date Tenant delivers its renewal option notice in which to agree on such Market Rent.

In the event Landlord and Tenant do not reach agreement concerning the Market Rent, then Landlord and Tenant shall each designate an independent, licensed real estate broker within seven (7) days from the expiration of the thirty (30) day period described in subsection (a) above, who shall have more than five (5) years’ experience as a real estate broker specializing in commercial leasing and who shall be familiar with the commercial real estate market in which the Building is located. Said brokers shall each determine the Market Rent within fifteen (15) days of the appointment of the later of such two (2) brokers. If the lower of the two determinations is not less than ninety-five percent (95%) of the higher of the two determinations, then the Market Rent shall be the average of the two determinations. If the lower of the two determinations is less than ninety-five percent (95%) of the higher of the two determinations, then the two brokers shall render separate written reports of their determinations and within fifteen (15) days thereafter the two brokers shall appoint a third broker with like qualifications. Such third broker shall be furnished the written reports of the first two brokers. Within fifteen (15) days after the appointment of the third (3rd) broker, the third broker shall determine which of the Market Rents determined by the first two (2) brokers most closely reflects the Market Rent. The third broker may not do anything other then select between the two (2) original determinations of the Market Rent. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on or as of the day and year first above written.

LANDLORD:

EDEN VENTURES LLC, a Delaware limited liability company

WITNESS:	By:	EDEN VENTURES LLC,
its Managing member

/s/ John Toole	By:	/s/ Lammot J. Dupont
Managing Member

TENANT:

WITNESS:	EQUINIX, INC., a Delaware corporation

/s/ Kristine G. Mostofizadeh	By:	/s/ Renee F. Lanam

	Name:	Renee F. Lanam

	Title:	CFO

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